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Executive Office
1270 Avenue of the Americas
Suite 2401
Rockefeller Center
New York, NY 10020
(212) 262-2570
Fax: (212) 459-9548

March 30, 1995
Mr. Robert M. King
Director, Private Networks
General Instrument
6262 Lusk Boulevard
San Diego, CA 92121

Dear Bob,

     The following will serve as a letter of understanding between our two companies regarding the interoperability of ACTV's interactive, individualized distance learning unit and DigiCipher.

     Both ACTV and General Instrument believe that there will be tremendous growth in the private distance learning network business and the value add individualized interactivity affords for better quality content development. ACTV and General Instrument also believe in the migration by these networks to digitally delivered content.

     ACTV, Inc. will fund the non-recurring engineering, NRE, required to make the ACTV interactive distance learning unit and General Instrument's DigiCipher system compatible. The NRE development work will be undertaken by CADSA, Inc. of Alvin, Texas and the NRE project will be under the direct supervision of Dr. Bartus H. Batson of CADSA. It is estimated that the NRE will be complete during the fourth calendar quarter of 1995, Q4. The NRE will result in an external interface device which enables the DigiCipher system to support ACTV functionality.

     The device, to be called the DigiChipher/ACTV Distance Learning Unit, will initially be manufactured by the manufacturer of ACTV's distance learning unit, KDI Precision Products, of Cincinnati, Ohio. However, General Instrument will be given the opportunity to manufacture this device at any time, later on.
Presumably, the circuitry necessary to support ACTV functionality could eventually be incorporated into the DigiCipher decoders.

     ACTV and General Instrument will work together to identify and sell potential clients on the merits of digitally delivered, interactive and individualized distance learning programming.

     We look forward to providing value added functionality through the DigiCipher encoders. We feel that there is a tremendous potential to developing a large worldwide business together.


Sincerely,                                        Agreed to and accepted by:


BRUCE J. CROWLEY                                  ROBERT M. KING
Bruce J. Crowley                                  Robert M. King
President, Distance Learning                      Director, Business Development

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